FOR IMMEDIATE RELEASE

Former Goldcorp Senior Geologist Joins Dhanoa's Team as a Director

TORONTO, ONTARIO—(MARKET WIRE)—November 16, 2006—Dhanoa Minerals Ltd. (OTCBB: “DHNA” and FWB: “D7Z”) announced today that the Company has appointed Mr. Michael A. Dehn as a Director. As a result of Mr. Dehns appointment Joel Paul Kelland has voluntarily resigned as a director of the Corporation without any disagreement regarding the Corporation’s operations, policies or practices.

Mr. Dehn, who is a former senior geologist for Goldcorp Inc. (TSX: “G” closing price yesterday $30.55), from 1994-2005, has been actively involved in the mining industry and has considerable experience in exploration for precious metals, base metals, diamonds and industrial minerals. Mr. Dehn is currently President, CEO and a Director of Nayarit Gold, Inc. (TSX-V: “NYG”), headquarted in Toronto, Canada. As well, his experience in finance, marketing and large project management will be a significant benefit to Dhanoa. His experience also includes a management position at Metalore Resources Ltd. (“MET.TO”, closing price yesterday $7.25). He graduated from the University of Waterloo with a Bachelor of Science degree in Earth Science in 1993. Mr. Dehn has worked extensively with new regional exploration technologies including remote sensing, computer modeling, geophysics and geochemistry. Currently he is an officer and/or director of other publicly listed companies, and occasionally consults on projects within the Red Lake Gold Camp in Canada.

“Dhanoa is pleased to be able to attract some of the most talented geologists to our team. We look forward to Michael helping to develop exploration programs for our projects moving forward. As well, Mr. Dehn will bring a wealth of contacts and expose Dhanoa to many other opportunities,” said Paul Roberts, President of Dhanoa Minerals Ltd.

About Dhanoa Minerals Ltd.

Dhanoa Minerals Ltd.is an exploration stage company formed for the purpose of acquiring, exploring, and if warranted and feasible, developing natural resource properties. Activities during the exploration stage include further development of the Company’s business plan and raising capital.

Forward Looking Statements

Statements contained in this news release that are not historical facts are forward looking statements that involve risks and uncertainties. Actual results may differ materially from any forward looking statements due to many risk factors which include, but are not limited to, no operating history and no earnings, reliance on the Company’s management team, the ability to successfully implement the Company’s business plan, the ability to fund the Company’s business strategy, competition and general economic conditions. Reference is made to our filings made with the United States Securities and Exchange Commission.

This news release is not intended for Canadian Investors.

Contacts:
Dhanoa Minerals Ltd.
Corporate Head Quarters
Phone (416) 838-4348    Fax (416) 742-6579